Exhibit 8.2

October 23, 2012

Agreement and Plan of Merger
Among Flagstone Reinsurance Holdings, S.A.,
Flagstone Reinsurance Holdings (Bermuda) Limited,
Validus Holdings, Ltd. and Validus UPS, Ltd.

Ladies and Gentlemen:

We have acted as counsel to Flagstone Reinsurance Holdings, S.A., a Luxembourg société anonyme or joint stock corporation (the “Company”), in connection with the Mergers, as defined and described in the Agreement and Plan of Merger, dated as of August 30, 2012 (the “Agreement”), by and among the Company, Flagstone Reinsurance Holdings (Bermuda) Limited, a Bermuda exempted company and a wholly owned subsidiary of the Company (“Flagstone Bermuda”), Validus Holdings, Ltd., a Bermuda exempted company (“Parent”) and Validus UPS, Ltd., a Bermuda exempted company and a wholly owned subsidiary of Parent (“Merger Sub”). For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Agreement. This opinion is being delivered in connection with the filing of the registration statement on Form S-4 (Registration No. 333-183999) (as amended, the “Registration Statement”) filed by Parent with the Securities and Exchange Commission under the Securities Act, relating to the proposed Mergers pursuant to the Agreement and to which this opinion appears as an exhibit.

We have examined (i) the Agreement and (ii) the Registration Statement. In addition, we have relied upon the accuracy and completeness of certain statements, representations, covenants and agreements made by Parent, the Company, Flagstone Bermuda, and Merger Sub, including factual statements and representations set forth in officers’ certificates dated the date hereof from officers of Parent, the Company, Flagstone Bermuda, and Merger Sub (the “Representation Letters”). In addition, we have examined, and relied as to matters of fact upon, originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, documents and other instruments and made such other inquiries as we have deemed necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

In rendering such opinion, we have assumed, with your permission, that (i) the Mergers will be effected in accordance with the Agreement, (ii) the statements concerning the Mergers set forth in the Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Final Effective Time and (iii) any representations made in the Agreement or in the Representation Letters “to the knowledge of”, or based on the belief of the Company, Flagstone Bermuda, Parent and Merger Sub or similarly qualified are true, complete and correct and will remain true, complete and correct at all times up to and including the Final Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Agreement.

In rendering our opinion, we have considered applicable provisions of the Internal Revenue Code of 1986, as amended (the “Code”), Treasury Regulations promulgated thereunder (the “Regulations”), pertinent judicial authorities, rulings of the Internal Revenue Service and such other authorities as we have considered relevant, in each case, in effect on the date hereof. It should be noted that such laws, Code, Regulations, judicial decisions, administrative interpretations and such other authorities are subject to change at any time and, in some circumstances, with retroactive effect. A change in any of the authorities upon which our opinion is based, or any variation or difference in any fact from those set forth or assumed herein or in the Registration Statement, the Agreement or the Representation Letters, could affect our conclusions herein. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based solely upon and subject to the foregoing, we hereby adopt our opinion stated in the Registration Statement under the caption “UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS––U.S. Federal Income Tax Consequences to U.S. Holders of Flagstone Shares and Flagstone Bermuda Common Shares––Consequences of the Mergers––Tax Consequences of the Mergers Generally” and hereby state that the discussion in the Registration Statement under the captions “UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS––U.S. Federal Income Tax Consequences to U.S. Holders of Flagstone Shares and Flagstone Bermuda Common Shares––Consequences of the Mergers––First-Step Merger” and “––Second-Step Merger” is our opinion, in each case subject to the qualifications set forth therein.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Mergers under any state, local or foreign law, or with respect to other areas of United States

Federal taxation. We do not express any opinion herein concerning any law other than the Federal law of the United States.

We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement, and to the references to our firm name therein. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Cravath, Swaine & Moore LLP

Flagstone Reinsurance Holdings, S.A.

65, Avenue de la Gare

L-1611 Luxembourg

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